Exhibit 99.1

As previously announced, TDS and USM will hold a joint teleconference April 27, 2005 at 10:00 a.m. Chicago time. Interested parties may listen to the call live on the U.S. Cellular web site at www.uscellular.com in the Conference Call page of the Investor Relations section.

Contact:	Kenneth R. Meyers, Executive Vice President - Finance - U.S. Cellular (773) 399-8900 kmeyers@uscellular.com

Mark A. Steinkrauss, Vice President, Corporate Relations - TDS (312) 592-5384 mark.steinkrauss@teldta.com

FOR RELEASE: IMMEDIATE

U.S. CELLULAR REPORTS FIRST QUARTER RESULTS
Surpasses 5 Million Customer Milestone

CHICAGO — April 27, 2005 — United States Cellular Corporation [AMEX:USM] reported service revenues of $668.8 million for the first quarter of 2005, up 8% from $619.4 million in the comparable period a year ago. During the quarter, U.S. Cellular crossed the five million customer mark, totaling 5,127,000 customers at quarter end. The company recorded operating income of $36.2 million during the quarter compared to $28.3 million in the first quarter of 2004. Net income and basic earnings per share were $16.9 million and $0.20, respectively, compared to net income and basic earnings per share of $9.2 million and $0.11, respectively, in the comparable period one year ago.

First quarter 2005 operating results do not include any results from operations of the south Texas markets that were sold to AT&T Wireless Services, Inc., now a subsidiary of Cingular Wireless LLC, in February 2004, or results of operations from the markets sold to ALLTEL Communications, Inc. in November 2004. The markets sold in 2004 contributed $11.5 million of service revenues in the first quarter of 2004.

First Quarter Highlights

  Customers totaled 5,127,000, a 13% increase from 4,547,000 customers one year earlier.
  Net customer activations from distribution channels totaled 182,000 during the quarter, compared to 196,000 activations for the same quarter of 2004. The 182,000 net customer activations includes 123,000 retail and 59,000 reseller customer activations.
  For the quarter, the company recorded post-pay churn of 1.5%, which is favorable to industry averages.

President’s Comments
“We are starting this year on a very strong note, recording 182,000 new customer additions from distribution channels in our first quarter. This exceptional performance caused us to surpass the five million customer mark during the quarter with customer unit activations at quarter-end totaling 5,127,000. Service revenues grew 8% from a year ago, primarily reflecting customer growth and increased data revenues, despite the sale of several properties,” said John E. Rooney, president and chief executive officer.

“During the last 15 months we have continued to grow and enhance our easyedgeSM wireless data applications and we have more enhancements to come later this year. Customer demand for data services has been strong. We recorded $29 million of data revenues in the quarter, up from $11 million in the first quarter a year ago. We expect this growth to continue as more customers become familiar with our service offerings and as we increase the number of new applications. Last month, for example, we added AOL® Instant MessagingTM, a feature we expect to be very popular. We are also planning to introduce intercarrier picture messaging before year end.

“Our success is due to our dedicated associates, who are focused on providing the very best in customer satisfaction. Their passion and commitment resulted in U.S. Cellular having once again one of the lowest customer churn rates in the industry. During the quarter, post-pay churn was 1.5%, and all-in churn was 1.6%. Another testimony that our customer satisfaction strategy is a successful one was noted by Consumers Union, publisher of CONSUMER REPORTS magazine. Consumers Union, in its analysis of FCC data, found that U.S. Cellular had the lowest number of complaints per million customers of the eight largest wireless carriers in the U.S.”

“The three new markets we launched in the third quarter of 2004, Portland, Maine; Oklahoma City; and Lincoln, Nebraska, continue to perform well. This year we are focused on launching commercial service in one major new market, St. Louis, Missouri, in the third quarter. The St. Louis launch will be larger in scale than the Oklahoma City, Portland and Lincoln launches combined. Much of the network to support the St. Louis market is up and running, and we have been hiring and training associates for several months. We are excited about offering service in St. Louis, as we feel it will greatly enhance the value of our existing franchise, particularly for customers in the Midwest.”

As previously announced, TDS and U.S. Cellular will hold a joint teleconference April 27, 2005, at 10:00 a.m. Chicago time. Interested parties may listen to the call live over the Internet by accessing http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=67422&eventID=1054136, or the conference call page of the Investor Relations section of www.uscellular.com, or connect by telephone at 888/245-6674 with a pass code of 5585317. The conference call will be archived on the conference call section of our web site at www.uscellular.com. Prior to the start of the call, certain financial and statistical information discussed during the conference call comments will be posted to the web site, together with reconciliations to generally accepted accounting principles (GAAP) of any non-GAAP information to be disclosed. Investors may access this additional information on the conference call page of the Investor Relations section of the U.S. Cellular web site.

As of March 31, U.S. Cellular Corporation, the nation’s seventh largest wireless service carrier, provided wireless service to 5.1 million customers in 25 states. The Chicago-based company operates on a customer satisfaction strategy, meeting customer needs by providing a comprehensive range of wireless products and services, superior customer support and a high-quality network.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking

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statements. This includes all statements about the company’s plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: changes in circumstances or events that may affect the ability of the company to launch up the operations of the licensed areas involved in the AT&T Wireless transaction completed in August 2003; the ability of the company to successfully manage and grow the operations of the Chicago MTA and newly launched markets; changes in the overall economy; changes in competition in the markets in which the company operates; changes due to industry consolidation; advances in telecommunications technology; the impact of wireless local number portability; changes in the telecommunications regulatory environment; changes in the value of investments, including variable prepaid forward contracts; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations; pending and future litigation; acquisitions/divestitures of properties and/or licenses; and changes in customer growth rates, average monthly revenue per unit, churn rates, roaming rates and the mix of products and services offered in the company’s markets. Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K used by U.S. Cellular to furnish this press release to the Securities and Exchange Commission, which are incorporated by reference herein.

U.S. Cellular’s web site is www.uscellular.com

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UNITED STATES CELLULAR CORPORATION SUMMARY OPERATING DATA

Quarter Ended	3/31/05	12/31/04	9/30/04	6/30/04	3/31/04

Consolidated Markets:
Total population (000s) (1)	44,576	44,391	45,581	45,581	45,581
All customers -
Customer units	5,127,000	4,945,000	4,828,000	4,684,000	4,547,000
Gross customer unit activations	426,000	408,000	387,000	365,000	397,000
Net customer unit activations	182,000	150,000	144,000	137,000	196,000
Market penetration (1)	11.50%	11.14%	10.59%	10.28%	9.98%
Retail customers -
Customer units	4,601,000	4,478,000	4,395,000	4,284,000	4,180,000
Gross customer unit activations	365,000	358,000	354,000	328,000	345,000
Net customer unit activations	123,000	105,000	111,000	104,000	144,000
Cell sites in service	4,899	4,856	4,713	4,420	4,122
Average monthly revenue per unit (2)	$44.28	$46.12	$48.49	$47.79	$46.16
Retail service revenue per unit (2)	$39.04	$40.55	$41.51	$41.58	$40.26
Inbound roaming revenue per unit (2)	$1.98	$2.47	$3.39	$3.21	$3.17
Long-distance/other revenue per unit (2)	$3.26	$3.10	$3.59	$3.00	$2.73
Minutes of use (MOU) (3)	584	568	553	542	491
Postpay churn rate per month (4)	1.5%	1.6%	1.6%	1.5%	1.3%
Marketing cost per gross
customer unit addition (5)	$394	$442	$410	$392	$371
Capital Expenditures ($000s)	$112,243	$260,358	$131,648	$162,579	$100,535

(1)	Market penetration is calculated using 2004 Claritas population estimates for 3/31/05 and 2003 Claritas estimates for all periods of 2004. "Total population" represents the total population of each of U.S. Cellular's consolidated markets, regardless of whether the market has begun marketing operations. The 12/31/04 total population counts exclude the population of the two markets sold to ALLTEL in November 2004. The 9/30/04, 6/30/04 and 3/31/04 total population counts include the population of the market added to consolidated operations as of 1/1/04, but exclude the population of the six markets sold to AT&T Wireless (now Cingular Wireless) in February 2004. The population of markets in which U.S. Cellular has deferred the transfer of licenses from AT&T Wireless (now Cingular Wireless) are not included in the total population counts for any period.
(2)	Per unit revenue measurements are derived from Service Revenues as reported in Financial Highlights for each respective quarter as follows:
Service Revenues per Financial Highlights	$668,792	$673,223	$691,964	$662,658	$619,382
Components:
Retail service revenue during quarter	$589,674	$591,972	$592,411	$576,541	$540,228
Inbound roaming revenue during quarter	$29,883	$36,027	$48,402	$44,516	$42,499
Long-distance/other revenue during quarter	$49,235	$45,224	$51,151	$41,601	$36,655
Divided by average customers during quarter (000s)	5,035	4,866	4,757	4,622	4,473
Divided by three months in each quarter	3	3	3	3	3

Average monthly revenue per unit	$44.28	$46.12	$48.49	$47.79	$46.16
Retail service revenue per unit	$39.04	$40.55	$41.51	$41.58	$40.26
Inbound roaming revenue per unit	$1.98	$2.47	$3.39	$3.21	$3.17
Long-distance/other revenue per unit	$3.26	$3.10	$3.59	$3.00	$2.73

(3)	Average monthly local minutes of use per customer (without roaming).
(4)	Postpay churn rate per month is calculated by dividing the average monthly postpay customer disconnects during the quarter by the average postpay customer base for the quarter.
(5)	Due to changes in accounting for agent rebates and net customer retention expenses, for all periods shown this measurement is no longer calculable using information from the financial statements as reported. The details of this calculation and a reconciliation to line items reported in Financial Highlights for each respective quarter are shown on U.S. Cellular's web site, along with additional information related to U.S. Cellular's first quarter results, at www.uscellular.com.

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UNITED STATES CELLULAR CORPORATION
FINANCIAL HIGHLIGHTS
Three Months Ended March 31
(Unaudited, dollars in thousands, except per share amounts)

			Increase (Decrease)

	2005	2004	Amount	Percent

Operating Revenues
Service	$668,792	$619,382	$49,410	8.0%
Equipment sales	39,643	38,268	1,375	3.6%

Total Operating Revenues	708,435	657,650	50,785	7.7%

Operating Expenses
System operations (excluding depreciation shown below)	140,066	137,523	2,543	1.8%
Cost of equipment sold	126,893	119,888	7,005	5.8%
Selling, general and administrative	277,989	258,206	19,783	7.7%
Depreciation, amortization and accretion	127,250	113,894	13,356	11.7%
(Gain) on assets held for sale	--	(143)	143	N/M

Total Operating Expenses	672,198	629,368	42,830	6.8%

Operating Income	36,237	28,282	7,955	28.1%

Investment income	13,919	14,287	(368)	(2.6%)
Interest and dividend income	2,036	378	1,658	N/M
Interest (expense)	(20,738)	(20,315)	(423)	(2.1%)
Gain on investments	551	--	551	N/M
Other income, net	200	373	(173)	(46.4%)

	(4,032)	(5,277)	1,245	23.6%

Income Before Income Taxes and Minority Interest	32,205	23,005	9,200	40.0%
Income tax expense	12,803	11,661	1,142	9.8%

Income Before Minority Interest	19,402	11,344	8,058	71.0%
Minority share of income	(2,504)	(2,112)	(392)	(18.6%)

Net Income	$16,898	$9,232	$7,666	83.0%

Basic Weighted Average Common Shares Outstanding (000s)	86,405	86,153	252	0.3%

Basic Earnings (Loss) Per Share	$0.20	$0.11	$0.09	81.8%

Diluted Weighted Average Common Shares Outstanding (000s)	87,125	86,704	421	0.5%

Diluted Earnings (Loss) Per Share	$0.19	$0.11	$0.08	72.7%

N/M - Percentage change not meaningful

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UNITED STATES CELLULAR CORPORATION CONSOLIDATED BALANCE SHEET HIGHLIGHTS (Unaudited, dollars in thousands) ASSETS

	March 31, 2005	December 31, 2004

Current Assets
Cash and cash equivalents	$30,866	$40,922
Accounts receivable	309,148	317,649
Inventory	69,751	76,918
Prepaid expenses	32,938	31,507
Deferred income tax asset	72,667	83,741
Other current assets	14,998	28,214

	530,368	578,951

Investments
Licenses	1,358,725	1,228,801
Goodwill	425,908	425,918
Customer list, net	22,615	24,915
Marketable equity securities	274,079	282,829
Investments in unconsolidated entities, net	176,367	162,764
Notes and interest receivable--long-term	4,778	4,885

	2,262,472	2,130,112

Property, Plant and Equipment
In service and under construction	4,216,083	4,130,551
Less accumulated depreciation	1,787,613	1,690,832

	2,428,470	2,439,719

Other Assets and Deferred Charges	31,954	33,145

Total Assets	$5,253,264	$5,181,927

NOTE: Certain December 31, 2004 amounts have been changed to conform to current period presentation.

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UNITED STATES CELLULAR CORPORATION CONSOLIDATED BALANCE SHEET HIGHLIGHTS (Unaudited, dollars in thousands) LIABILITIES AND SHAREHOLDERS' EQUITY

	March 31, 2005	December 31, 2004

Current Liabilities
Notes payable	$135,000	$30,000
Accounts payable
Affiliates	5,412	5,314
Trade	197,766	254,926
Customer deposits and deferred revenues	107,909	104,578
Accrued taxes	86,833	78,624
Accrued compensation	25,921	49,116
Other current liabilities	35,045	24,308

	593,886	546,866

Long-term Debt
Long-term debt	1,001,044	1,000,930
Forward contracts	159,856	159,856

	1,160,900	1,160,786

Deferred Liabilities and Credits	845,564	845,812

Minority Interest	42,796	40,373

Common Shareholders' Equity
Common Shares, par value $1 per share	55,046	55,046
Series A Common Shares, par value $1 per share	33,006	33,006
Additional paid-in capital	1,290,104	1,302,496
Treasury Shares	(79,229)	(99,627)
Accumulated other comprehensive income	28,516	31,393
Retained earnings	1,282,675	1,265,776

	2,610,118	2,588,090

Total Liabilities and Shareholders' Equity	$5,253,264	$5,181,927

NOTE: Certain December 31, 2004 amounts have been changed to conform to current period presentation.

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